AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO QUALIFIED DEFINED BENEFIT PLANS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner.

When issued with this Endorsement, this Contract is issued as a “Qualified Plan Contract” to a trust under a defined benefit plan which meets the requirements of Section 401(a) of the Code.

The Effective Date of this Endorsement is your Contract Date.

PART I - DEFINITIONS

SECTION 1.01 ANNUITANT

The following is added at the end of the existing definition:

The Annuitant must be a participant under the Plan.

SECTION 1.15 NON-NATURAL OWNER

The last sentence of the existing definition is deleted and replaced with the following:

Ownership of the Contract cannot be changed to an individual, except as provided in Section 6.03; the Contract can be owned only by a Non-Natural Owner which is a trust for a plan qualified under Section 401(a) of the Code.

SECTION 1.16 OWNER

The existing definition is deleted and replaced with the following:

“Owner” means the trust for the Plan named at the end of this Endorsement. Individual Owners are not permitted.

SECTION 1.23 EMPLOYER

The following new definition is added at the end of Part I:

“Employer” means an Employer that has adopted a Plan.

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SECTION 1.24 PLAN

The following new definition is added at the end of Part I:

“Plan” means a defined benefit plan that is established, maintained and qualified under Section 401(a) of the Code. The Plan is named at the end of this Endorsement.

PART IV - CONTRIBUTIONS AND ALLOCATIONS

SECTION 4.02 MINIMUM AMOUNTS, LIMITS AND REQUIREMENTS FOR CONTRIBUTIONS

The following is added at the end of the existing Section:

We indicate in the Data Pages any limits on the type, source or amount of Contributions we will accept.

We will only accept transfer Contributions that consist of assets or investments held under the contractholder’s existing defined benefit qualified Plan trust. The amount to be transferred is to be determined by the Plan’s actuary in accordance with the Plan. We will only accept checks written from the Plan or trust account. We do not accept checks written on accounts held in the name of the Employer. We do not accept contributions directly from either the employee participant or the Employer.

PART VI - WITHDRAWALS AND TERMINATION

SECTION 6.01 WITHDRAWALS

The following is added at the end of the first paragraph of the existing Section:

The Plan must provide a lump sum distribution option.

SECTION 6.02 CONTRACT TERMINATION

The following is added at the end of the existing Section:

(d)	The Owner directs us to pay out the Cash Value under this Contract.

(e)	The Plan ceases to be a Qualified Plan.

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SECTION 6.03 SPECIAL CHANGE OF OWNERSHIP RULES

The following new Section is added at the end of Part VI:

If the Owner instructs us that a distribution of this Contract is being made to the Annuitant from the Plan, then the Contract will cease to be a Qualified Plan Contract and will be converted to an individual retirement annuity contract or another appropriate contract according to our rules in effect at the time. This provision will not apply unless this is a distribution made to one participant under the Plan who is also the Annuitant. The converted Contract will have the same Contract Date as this Contract.

In connection with this request, the Owner may request that an amount be withdrawn from the Contract prior to the conversion. Any such withdrawal is subject to the provisions of Section 6.01 of this Contract.

SECTION 6.04 LOANS

The following new Section is added at the end of Part VI:

Loans are not available under this Qualified Plan Contract.

PART VII - PAYMENT UPON DEATH

SECTION 7.01 BENEFICIARY

The existing Section is deleted and replaced with the following:

The Owner of this Contract must also be the Beneficiary named to receive any death benefit (“Death Benefit”) payable because of the Annuitant’s death. No other Beneficiary may be named while the Annuitant is alive. After the death of the Annuitant but before the Death Benefit is paid, the Owner may instruct us in writing in a form we accept to make the Death Benefit payable to the Annuitant’s beneficiary under the Plan.

PART X - GENERAL PROVISIONS

SECTION 10.05 ASSIGNMENTS AND TRANSFERABILITY

The existing Section is deleted and replaced with the following:

This Contract and any amounts payable pursuant to this Contract may not be sold, assigned, pledged, transferred, discounted, commuted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation, except as permitted under applicable law. Any assignment of this Contract shall be void. This restriction does not apply to actions required by a qualified domestic relations order as defined in Section 414(p) of the Code.

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The Ownership of this Contract cannot be changed, except as follows:

(a) Ownership of this Contract may be transferred to a Non-Natural Owner which is a successor trust for a defined benefit plan qualified under Section 401(a) of the Code; or (b) If this Contract is distributed to an individual as described in Section 6.03, this Contract must be changed to another type of Contract which can be owned by an individual.

SECTION 10.09 OWNER’S RESPONSIBILITY

The following new Section is added at the end of Part X:

We will not make any payment under this Contract without instructions from the Owner in a form we accept and we will be fully discharged from any liability with respect thereto to the extent such payments are made pursuant to such instructions.

Further, it is the Owner’s responsibility to determine that any payments under the Contract, including but not limited to the Annuity Benefit form elected and the payment intervals, are permitted under the terms of the Plan, the Employee Retirement Income Security Act 1974, the Code and any other applicable laws, rules and regulations.

SECTION 10.10 PLAN QUALIFICATION

The following new Section is added at the end of Part X:

A “Qualified Plan” is a plan that meets the requirements for qualification under Section 401(a) of the Code, and is a defined benefit plan. The Owner is to provide evidence satisfactory to us that the Plan meets the requirements of Section 401(a) and is a Qualified Plan and any other status documents we may reasonably request. If at any time the Plan is no longer a Qualified Plan, the Owner is to give us prompt written notice thereof.

If the Owner gives us notice that the Plan is no longer a Qualified Plan, then upon at least thirty days advance written notice to the Owner, we will terminate the Contract under Part VI and pay the Cash Value to the Owner.

AXA EQUITABLE LIFE INSURANCE COMPANY

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]	Secretary and Associate General Counsel]

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